PRC Qingdao Lawyer
律师

Address	No.81 building, Hongkong east road,316 266000, Qingdao, PR China
地址	中国, 266000, 青岛崂山 区香港东路 316 号 81 号楼
Name:	Lu Xianhui
姓名:	鲁贤辉

Status – PRC attorny of the company **PlanET Biogas China Ltd.**

现状-中华人民共和国 青岛绿色沼气工程有限公司 律师

To Whom It May Concern
致相关人士

Confirmation
确认书

I hereby attest, Mr. Lu Xianhui, attorny in charge of the **PlanET Biogas China Ltd.** that the corporate structure is legal and complies with Chinese law.

我鲁贤辉，青岛绿色沼气工程有限公司律师，在此证明，公司结构合法，符合中国法律。

Legal representative:	Mr. Andreas Spiegler
Business Licence number:	91370282MA3CFP3H1C
法人代表	安德烈斯 史佩戈先生
营业执照号码	91370282MA3CFP3H1C

The company is registered in PCR China, Qingdao, Jimo under the following address:
PlanET Biogas China Ltd.
Huanxiu Street Office
ShuangLong Industrial Park,
266201 Jimo, Qingdao, PR China

本公司在中国青岛即墨注册，注册地址如下:
青岛绿色沼气工程有限公司
环秀街道办事处
双龙工业园
266201 即墨 青岛 中华人民共和国

Lu Xianhui　　Date: 2019. 12. 20
鲁贤辉
Attorny
律师